                                                                    Exhibit 99.1

(EMS TECHNOLOGIES LOGO)                     NEWS RELEASE
The Science of Wireless Communications      Atlanta, Georgia
                                            August 8, 2006

                                            Contact: Investor Relations
                                            Phone: (770) 729-6510
                                            E-mail: investor.relations@ems-t.com
                                            WWW.EMS-T.COM

                           EMS TECHNOLOGIES ANNOUNCES
                             SECOND QUARTER EARNINGS

ATLANTA - AUGUST 8, 2006 - EMS Technologies, Inc. (Nasdaq - ELMG) today reported second quarter earnings from continuing operations of $2.5 million or $.16 per share, on revenues of $78.0 million. All of the Company's operating divisions were profitable except for EMS Wireless, which had lower orders from major U.S. wireless carriers for system expansion. The Company's consolidated earnings for the comparable quarter in 2005 were $3.9 million or $.35 per share, on revenues of $81.6 million.

      Paul Domorski, president and chief executive officer, commented, "There was much to be pleased about in the performance of three of our four operating divisions. We posted record quarterly revenues at LXE and SATCOM, and the excellent order intake at Defense & Space Systems ("D&SS") was well ahead of the preceding year. The combined profitability of these three units in 2006 exceeded the comparable combined profitability in 2005. However, our consolidated profits were below expectations due to lower orders at the EMS Wireless division.

      - "LXE reported quarter-over-comparable-quarter growth for the fifteenth consecutive period. Led by customer demand for the versatile MX7, we shipped more handheld rugged computers in the second quarter than in any other quarter in our history. Sales were particularly strong in the Americas and improved across all of our geographic markets. Revenues in Asia-Pacific grew significantly in the first half of 2006, with several important container-port wins in the region. We also continued to build our reputation as the leading customer service provider in the mobile computing market, having been named during the second quarter as a finalist for the 2006 American Business Awards for best customer service organization.

      - "D&SS's second quarter order activity continued the strong pace of the first quarter. In the first half of 2006, D&SS has received $40 million in orders, including contracts for the development of RF subsystems for a U.S. government satellite communications system, and additional orders for airborne, ship-based and classified programs. D&SS's profits were not up to the level we had hoped for due to defense-program delays and technical difficulties on a current commercial contract. However, we continued work on technologies that we believe have long-term promise, including a prototype jamming antenna system for the U.S. Army and Marines that protects against improvised explosive devices ("IEDs").

      - "SATCOM established a new quarterly sales record on the strength of sales of high-speed data ("HSD") aeronautical products for both commercial and military applications. SATCOM also continued to expand beyond its traditional markets, into new commercial

                                     (MORE)

                                                                  NEWS RELEASE
                                                                  (Continued)

                                                                  Atlanta, GA
                                                                  August 8, 2006


            and military opportunities. For example, we recently announced that we would be teaming with Thales to provide high-speed mobile satellite communications systems for OnAir's cellular phone and Internet service to Airbus aircraft; this arrangement marks a significant move to tap the potential of the air transport market. SATCOM also received significant orders for military application of its mobile ground-asset tracking technologies.

      - "EMS Wireless had a tough second quarter, because expected orders were not received for further system expansion by the major U.S. wireless providers. As a result, we have begun an intensive review and analysis of EMS Wireless's operations, with the near-term goal of achieving profitability at the division's current level of sales. We recently initiated specific cost reductions as a step towards this goal, but a broader analysis of the division's capabilities, products, processes and market position is also under way.

      "Based on performance-to-date and expectations for the remainder of the year, the outlook for LXE, D&SS and SATCOM continues to be bright. As recently announced, we have lowered our expectations for EMS Wireless's performance in 2006 while we work to improve the long-term profit outlook for that division. As a result (and also as previously announced), we now project 2006 consolidated earnings to be in the range of $.70 to $.80 per share."

                                 ---------------

EMS TECHNOLOGIES, INC. is an innovative leader in the technology of advanced wireless communications, focusing on the needs of the mobile information user and broadband applications. Headquartered in Atlanta and with approximately 1,200 workers worldwide, we provide wireless communications products for diverse markets, including commercial and defense. The Company's four business units address the needs of different markets, but they share a common foundation in broadband and other advanced wireless technologies, leading to important technical and marketing synergies:

- LXE is a leading provider of rugged computers and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide;

- DEFENSE & SPACE SYSTEMS supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications - from military communications, radar, surveillance and countermeasure to commercial high-definition television, satellite radio, and live TV for today's most innovative airlines;

- SATCOM supplies a broad array of terminals and antennas that enable end-users in aircraft and other mobile platforms, such as military command vehicles or over-the-road trucks to communicate over satellite networks at a variety of data speeds; and

- EMS WIRELESS is recognized globally as a leading supplier of RF-based mobile telephony solutions. The division's extensive product line ranges from base station antennas and wireless backhaul products for PCS/cellular telecommunications to active antennas and repeaters for complete in-building communications solutions.

                                     (MORE)

                                   Page - 2 -

                                                                  NEWS RELEASE
                                                                  (Continued)

                                                                  Atlanta, GA
                                                                  August 8, 2006

THERE WILL BE A CONFERENCE CALL AT 9:30 AM EASTERN TIME ON TUESDAY, AUGUST 8, 2006, IN WHICH THE COMPANY'S MANAGEMENT WILL DISCUSS THE FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2006. IF YOU WOULD LIKE TO PARTICIPATE IN THIS CONFERENCE, PLEASE CALL 800-647-3898 (INTERNATIONAL CALLERS USE 641-297-7675) WITHIN APPROXIMATELY 10 MINUTES BEFORE THE CALL IS SCHEDULED TO BEGIN. A TAPED REPLAY OF THE CONFERENCE CALL WILL ALSO BE AVAILABLE THROUGH TUESDAY, AUGUST 15, 2006 BY DIALING 800-615-9956 (INTERNATIONAL CALLERS USE 973-854-2594).

Statements contained in this press release regarding the Company's expectations for its financial results for 2006, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...

      - economic conditions in the U.S. and abroad and their effect on capital spending in the Company's principal markets;

      - the success of LXE's efforts to develop new product designs and manufacturing processes to comply with the European Union's directive for restriction of hazardous substances ("RoHS"), and the availability of compliant materials for LXE's sales to Europe;

      - difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

      - successful completion of technological development programs by the Company and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

      - the ability of the Company to obtain patent licenses, with satisfactory license rights and royalty rates, from owners of RFID-related patents that the Company concludes are valid and would otherwise be infringed by Company products;

      -     U.S. defense budget pressures on near-term spending priorities;

      - uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

      - volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and the cost structure of the Company's non-U.S. operations, as well as the potential for realizing foreign exchange gains and losses associated with non-U.S. assets or liabilities held by the Company;

      - successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

                                     (MORE)

                                   Page - 3 -

                                                                  NEWS RELEASE
                                                                  (Continued)

                                                                  Atlanta, GA
                                                                  August 8, 2006

      - changes in the Company's consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

      - successful transition of products from development stages to an efficient manufacturing environment;

      - changes in the rates at which our products are returned for repair or replacement under warranty;

      - customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony and space-based communications);

      - the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

      - the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

      - the extent to which terrestrial systems reduce market opportunities for space-based broadband communications systems by providing extensive broadband Internet access on a dependable and economical basis;

      - development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

      - the demand growth for various mobile and high-speed data communications services, and the possible effect of public health concerns about alleged health risks of radio frequency emissions;

      - the Company's ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

      - the availability of sufficient additional credit or other financing, on acceptable terms, to support any large acquisitions that we believe would contribute to our growth and profitability;

      - the ability to negotiate successfully with potential acquisition candidates, finance acquisitions, or effectively integrate the acquired businesses, products or technologies into our existing businesses and products;

      - the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which the Company must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;

                                     (MORE)

                                   Page - 4 -

                                                                  NEWS RELEASE
                                                                  (Continued)

                                                                  Atlanta, GA
                                                                  August 8, 2006

      - the effects of consolidation in the telecommunications service provider industry, including effects on the numbers of suppliers used by the Company's customers, the overall demand by such customers for our products, and the possibility that such customers may demand greater price concessions; and

      - uncertainties associated with U.S. export controls and the export license process, which restrict the Company's ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce the Company's ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability.

Further information concerning relevant factors and risks are identified under the caption "Risk Factors" in the Company's annual report on Form 10-K for the year ended December 31, 2005 and in the Company's quarterly report on Form 10-Q for the period ended July 1, 2006.


                                     (MORE)

                                   Page - 5 -

                                                                  NEWS RELEASE
                                                                  (Continued)

                                                                  Atlanta, GA
                                                                  August 8, 2006


                             EMS Technologies, Inc.
                      Consolidated Statements of Operations

                      (In millions, except per-share data)


                                                           Quarter Ended            Six Months Ended
                                                        -------------------       -------------------
                                                        Jul 1        Jul 2        Jul 1        Jul 2
                                                         2006         2005         2006         2005
                                                        ------       ------       ------       ------
Net sales                                               $ 78.0         81.6        152.6        141.7
Cost of sales                                             50.4         54.4         99.3         95.2
Selling, general and administrative expenses              18.8         16.1         36.0         32.2
Research and development expenses                          5.1          4.1         10.1          7.7
                                                        ------       ------       ------       ------
 Operating income                                          3.7          7.0          7.3          6.7
Interest and other income                                  0.6          0.1          1.0          0.2
Foreign exchange loss                                     (0.3)        (0.1)        (0.7)        (0.1)
Interest expense                                          (0.5)        (1.1)        (1.2)        (2.0)
                                                        ------       ------       ------       ------
  Earnings before income taxes                             3.4          5.9          6.4          4.9
Income tax expense                                         1.0          2.0          1.9          1.7
                                                        ------       ------       ------       ------
  Earnings from continuing operations                      2.5          3.9          4.5          3.2
Loss from discontinued operations                         (0.8)        (9.6)        (2.6)        (9.2)
                                                        ------       ------       ------       ------
  Net earnings (loss)                                   $  1.7         (5.6)         1.9         (6.0)
                                                        ======       ======       ======       ======

Net earnings (loss) per share:
  Basic - from continuing operations                    $ 0.16         0.35         0.32         0.29
  Basic - from discontinued operations                   (0.05)       (0.86)       (0.19)       (0.82)
                                                        ------       ------       ------       ------
    Basic earnings (loss) per share                     $ 0.11        (0.51)        0.13        (0.53)
                                                        ======       ======       ======       ======

  Diluted - from continuing operations                  $ 0.16         0.35         0.31         0.29
  Diluted - from discontinued operations                 (0.05)       (0.85)       (0.18)       (0.82)
                                                        ------       ------       ------       ------
    Diluted earnings (loss) per share                   $ 0.11        (0.50)        0.13        (0.53)
                                                        ======       ======       ======       ======

Weighted average number of shares:
  Common                                                  15.2         11.2         14.1         11.2
  Common and dilutive common equivalent                   15.3         11.2         14.1         11.2


                                     (MORE)

                                   Page - 6 -

                                                                  NEWS RELEASE
                                                                  (Continued)

                                                                  Atlanta, GA
                                                                  August 8, 2006

                             EMS Technologies, Inc.
                           Consolidated Balance Sheets
                                  (In millions)

                                                    July 1       Dec 31
                                                     2006         2005
                                                    ------       ------
Cash and cash equivalents                           $ 55.3         15.6
Receivables billed                                    62.9         70.9
Unbilled receivables under long-term contracts        30.2         25.1
Customer advanced payments                            (5.0)        (3.0)
                                                    ------       ------
Trade accounts receivable                             88.2         93.0
                                                    ------       ------
Inventories                                           38.5         34.7
Other current assets                                   1.4          2.1
Assets held for sale                                    --          6.7
                                                    ------       ------
     Current assets                                  183.5        152.1
                                                    ------       ------
Net property, plant and equipment                     34.4         34.3
Goodwill                                              13.5         13.5
Other assets                                          17.4         19.5
                                                    ------       ------
                                                    $248.8        219.5
                                                    ======       ======

Bank debt and current
  installments, long-term debt                      $  3.1          6.8
Accounts payable                                      24.7         34.1
Other current liabilities                             25.4         24.4
Liabilities related to assets held for sale             --          2.1
                                                    ------       ------
     Current liabilities                              53.2         67.5
Long-term debt                                        12.3         36.6
Other liabilities                                      1.8          1.8
Stockholders' equity                                 181.5        113.7
                                                    ------       ------
                                                    $248.8        219.5
                                                    ======       ======

                                     (MORE)

                                   Page - 7 -

                                                                  NEWS RELEASE
                                                                  (Continued)

                                                                  Atlanta, GA
                                                                  August 8, 2006


                             EMS Technologies, Inc.
                                  Segment Data
                                  (In millions)


                                                 Quarters Ended         Six Months Ended
                                                -----------------       -----------------
                                                Jul 1       Jul 2       Jul 1       Jul 2
                                                 2006        2005        2006        2005
                                                -----       -----       -----       -----
NET SALES
LXE                                             $35.1        31.6        66.7        58.4
Defense & Space Systems                          11.5        13.3        23.4        24.6
SATCOM                                           18.4        12.2        34.0        22.1
EMS Wireless                                     12.9        24.5        28.5        36.7
Other                                              --          --          --          --
                                                -----       -----       -----       -----
  Total                                         $78.0        81.6       152.6       141.7
                                                =====       =====       =====       =====

OPERATING INCOME (LOSS)
LXE                                             $ 2.9         2.2         4.7         3.2
Defense & Space Systems                           0.4         1.5         0.7         1.0
SATCOM                                            1.3         0.9         2.9         1.3
EMS Wireless                                     (0.7)        2.6        (0.5)        1.7
Other                                            (0.2)       (0.2)       (0.6)       (0.4)
                                                -----       -----       -----       -----
  Total                                         $ 3.7         7.0         7.3         6.7
                                                =====       =====       =====       =====

EARNINGS (LOSS) FROM CONTINUING OPERATIONS
LXE                                             $ 1.7         1.3         2.8         1.8
Defense & Space Systems                           0.2         0.8         0.3         0.5
SATCOM                                            1.1         0.7         2.4         1.3
EMS Wireless                                     (0.5)        1.5        (0.4)        0.9
Other                                              --        (0.5)       (0.7)       (1.2)
                                                -----       -----       -----       -----
  Total                                         $ 2.5         3.9         4.5         3.2
                                                =====       =====       =====       =====

FOR FURTHER INFORMATION PLEASE CONTACT:   DON T. SCARTZ
                                          CHIEF FINANCIAL OFFICER
                                          770-729-6510

                                     # # # #